                                                                    EXHIBIT 3(h)

                             THE ALPINE GROUP, INC.

                                   ----------

                           CERTIFICATE OF DESIGNATION
                                       OF

                         SERIES A CUMULATIVE CONVERTIBLE
                                 PREFERRED STOCK

                (Pursuant to Section 151 of the Delaware General
                                Corporation Law)

                                   ----------

          The undersigned, an authorized officer of The Alpine Group, Inc., a Delaware corporation (the "Corporation"), in accordance with the provisions of
Section 103 of the Delaware General Corporation Law (the "DGCL"), does hereby certify that, in accordance with Section 141 of the DGCL, the following resolution was duly adopted by the Board of Directors of the Corporation on June 20, 2003:

          RESOLVED, that a series of Preferred Stock, par value $1.00 per share, of the Corporation is hereby created and the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation of the Corporation which are applicable to the preferred stock of all classes and series) are as follows:

                         SERIES A CUMULATIVE CONVERTIBLE
                                 PREFERRED STOCK

          Section 1. DESIGNATION AND AMOUNT; STATED CAPITAL. The shares of such series shall be designated as "Series A Cumulative Convertible Preferred Stock" (the "SERIES A CONVERTIBLE PREFERRED STOCK"), and the number of shares constituting the Series A Convertible Preferred Stock shall be 31,500. The amount to be represented in stated capital at all times for each share of Series A Convertible Preferred Stock shall be $1.00.

          Section 2. RANK. With respect to dividend and redemption rights and rights on liquidation, winding-up and dissolution, the Series A Convertible Preferred Stock will rank: (i) senior to the Common Stock, par value $.10 per share (the "COMMON STOCK"), all other classes of common stock and each other class or series of preferred stock of the Corporation established hereafter by the Board of Directors (the "BOARD OF DIRECTORS" or the "BOARD") of the Corporation, the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series A Convertible

Preferred Stock as to dividend and redemption rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as "JUNIOR STOCK"); (ii) on a parity with each other class or series of preferred stock of the Corporation established hereafter by the Board, the terms of which expressly provide that such class or series will rank on a parity with the Series A Convertible Preferred Stock as to dividend and redemption rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as "PARITY STOCK"); and (iii) junior to (A) the Corporation's 9% Cumulative Convertible Senior Preferred Stock, par value $1.00 per share, (B) the Corporation's 9% Cumulative Convertible Preferred Stock, par value $1.00 per share, and (C) each class or series of preferred stock of the Corporation established hereafter by the Board, the terms of which expressly provide that such class or series will rank senior to the Series A Convertible Preferred Stock as to dividend and redemption rights or rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as "SENIOR STOCK"). All claims of the holders of the Series A Convertible Preferred Stock, including claims with respect to dividend payments, redemption payments, mandatory repurchase payments or rights upon liquidation, winding-up or dissolution, shall rank junior to the claims of the holders of any debt of the Corporation and all other creditors of the Corporation.

          Section 3. DIVIDENDS AND DISTRIBUTIONS.

          (a) The holders of shares of Series A Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for such purpose, cumulative dividends at the rate of $30.40 per annum per share, and no more, which shall accrue without interest from the date of issuance of such share and shall be payable quarterly on September 30, December 31, March 31, and June 30 of each year (except that if any such date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday), to the holders of record as they appear on the stock books of the Corporation on such record dates, not more than 60 nor less than 10 days preceding the payment dates for such dividends, as shall be fixed by the Board. The amount of dividends payable per share of Series A Convertible Preferred Stock for each quarterly dividend period shall be computed by dividing the annual dividend amount by four. The amount of dividends payable for the initial dividend period and any period shorter than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months.

          (b) No dividends or other distributions, other than dividends payable solely in shares of Junior Stock, shall be paid or set apart for payment on, and no purchase, redemption or other acquisition shall be made by the Corporation of, any shares of Junior Stock unless and until all accrued and unpaid dividends due on the Series A Convertible Preferred Stock (whether or not declared) shall have been paid or declared and set apart for payment; PROVIDED, HOWEVER, that the conversion, exercise or exchange of a security for Junior Stock shall not be deemed a purchase, redemption or acquisition of the security so converted or exercised for purposes of this Section 3(b).

          (c) If at any time any dividend on any Senior Stock shall be in default, in whole or in part, no dividend shall be paid or declared and set apart for payment on the Series A Convertible Preferred Stock unless and until all accrued and unpaid dividends with respect to the Senior Stock shall have been paid or declared and set apart for payment, without interest.

          (d) No full dividends shall be paid or declared and set apart for payment on any Parity Stock for any period unless all accrued but unpaid dividends (whether or not declared) have been, or contemporaneously are, paid or declared and set apart for payment on the Series A Convertible Preferred Stock. No full dividends shall be paid or declared and set apart for payment on the Series A Convertible Preferred Stock for any period unless all accrued but unpaid dividends (whether or not declared) have been, or contemporaneously are, paid or declared and set apart for payment on the Parity Stock for all dividend periods terminating on or prior to the date of payment of such full dividends. When dividends are not paid in full upon the Series A Convertible Preferred Stock and the Parity Stock, all dividends paid or declared and set apart for payment upon shares of Series A Convertible Preferred Stock and the Parity Stock shall be paid or declared and set apart for payment pro rata, so that the amount of dividends paid or declared and set apart for payment per share on the Series A Convertible Preferred Stock and the Parity Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series A Convertible Preferred Stock and the Parity Stock bear to each other. Any reference to "DISTRIBUTION" contained in this Section 3 shall not be deemed to include any distribution made in connection with any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

          Section 4. LIQUIDATION PREFERENCE. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series A Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets constitute stated capital or surplus of any nature, a sum equal to $380.00 per share, plus an amount in cash equal to: (a) the dividends accrued and unpaid thereon (whether or not declared) to the date of final distribution to such holders and (b) if the liquidation, dissolution or winding up of the Corporation occurs prior to December 31, 2007, all dividends on the Series A Convertible Preferred Stock that would be payable thereon from the date of such liquidation, dissolution or winding up of the Corporation through December 31, 2007 (such aggregate amount being referred to herein as the "LIQUIDATION PREFERENCE), without interest, and no more, before any payment shall be made or any assets distributed to the holders of any Junior Stock; PROVIDED, HOWEVER, that such rights shall accrue to the holders of Series A Convertible Preferred Stock only if the Corporation's payments with respect to the liquidation preferences of the holders of Senior Stock are fully met. After the liquidation preferences of the Senior Stock are fully met, the entire assets of the Corporation available for distribution shall be distributed ratably among the holders of the Series A Convertible Preferred Stock and any Parity Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). After payment in full of the Liquidation Preference as provided in this Section 4, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Corporation. Neither a consolidation or merger of the Corporation with another corporation nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Corporation.

          Section 5. REDEMPTION; NO SINKING FUND.

          (a) Except as provided in this Section 5 and in Section 6, the Corporation may not redeem the Series A Convertible Preferred Stock and the shares of Series A Convertible Preferred Stock shall not be subject to the operation of a purchase, retirement or sinking fund.

          (b) Subject to Sections 5(c) and 6, on December 31, 2009 (the "REDEMPTION COMMENCEMENT DATE") and on the last day of every calendar quarter thereafter until all outstanding shares of Series A Convertible Preferred Stock have been redeemed, the Corporation shall, to the extent of funds legally available therefor, redeem for cash 1/12th of the shares of Series A Convertible Preferred Stock outstanding on the Redemption Commencement Date at $380.00 per share (the "MANDATORY REDEMPTION PRICE"), plus an amount per share in cash equal to all dividends accrued and unpaid on such share, whether or not declared, to the date fixed for redemption, without interest. Notwithstanding the foregoing, the Corporation shall not redeem any shares of the Series A Convertible Preferred Stock until all accrued but unpaid dividends upon all Series A Convertible Preferred Stock then outstanding shall have been paid.

          (c) In the event of a Change of Control (as hereinafter defined) subsequent to the Redemption Commencement Date, in addition to complying with its obligations under this Section 5, the Corporation shall also make a Change of Control Offer (as hereinafter defined) and also otherwise comply with the provisions of Section 6.

          (d) Not more than 60 nor less than 30 days prior to any redemption date, notice by first class mail, postage prepaid, shall be given to the holders of record of the Series A Convertible Preferred Stock to be redeemed, addressed to such stockholders at their last addresses as shown on the books of the Corporation. Each such notice of redemption shall specify the date fixed for redemption, the place or places of payment, that payment of the Mandatory Redemption Price will be made upon presentation and surrender of the shares of Series A Convertible Preferred Stock to be redeemed, that accrued but unpaid dividends to the date fixed for redemption (whether or not declared) will be paid on the date fixed for redemption, and that on and after the redemption date, dividends will cease to accrue on such shares to be redeemed.

          (e) Any notice which is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the holder of the Series A Convertible Preferred Stock receives such notice; and failure to give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Convertible Preferred Stock. On or after the date fixed for redemption as stated in such notice, each holder of the shares called for redemption shall surrender the certificate (or certificates) evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Mandatory Redemption Price. If fewer than all the shares represented by any such surrendered certificate (or certificates) are redeemed, a new certificate shall be issued representing the unredeemed shares.

          (f) On and after each date fixed for redemption under Section 5(b), notwithstanding that the certificates evidencing any shares so called for redemption shall not have been surrendered, the dividends with respect to the shares so called shall cease to accrue after the date fixed for redemption, the shares shall no longer be deemed outstanding, the holders thereof shall cease to be stockholders, and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive the Mandatory Redemption Price, without interest, upon surrender of their certificates therefor) shall terminate. Any monies deposited by the Corporation pursuant to the foregoing provision and unclaimed at the end of one year from the date fixed for redemption shall, to the extent permitted by law, be returned to the Corporation, after which the holders of shares of Series A Convertible Preferred Stock so called for redemption shall look only to the Corporation for the payment thereof. In the case of the redemption of less than all of the then outstanding shares of Series A Convertible Preferred Stock, the Corporation shall designate by lot, or in such other manner as the Board of Directors may determine, the shares to be redeemed, or shall effect such redemption pro rata.

          (g) If at any time the Corporation does not pay amounts sufficient to redeem all Series A Convertible Preferred Stock required to be redeemed by the Corporation at such time pursuant to Section 5(b), then such funds which are paid shall be applied to redeem such shares of Series A Convertible Preferred Stock as the Corporation may select pro rata or by lot or in such other manner as the Board of Directors may determine.

          Section 6. REDEMPTION UPON CHANGE OF CONTROL.

          (a) In the event of a Change of Control, the Corporation will, to the extent of funds legally available therefor and subject to the prior payment in full of all other obligations (other than with respect to Junior Stock and Parity Stock) that are then due or become due as a result of such Change of Control, make an offer to redeem (the "CHANGE OF CONTROL OFFER") all of the then outstanding shares of Series A Convertible Preferred Stock at a cash redemption price per share equal to $380.00, plus an amount per share in cash equal to (i) all dividends on the Series A Convertible

Preferred Stock accrued and unpaid on such share, whether or not declared, pro rata to the Change of Control Redemption Date (as hereinafter defined) and (ii) if the Change of Control occurs prior to December 31, 2007, all dividends that would be payable thereon from the Change of Control Redemption Date through December 31, 2007 (such aggregate amount being herein referred to as the "CHANGE OF CONTROL REDEMPTION PRICE"), without interest. Notwithstanding the foregoing, the Corporation shall not redeem less than all of the Series A Convertible Preferred Stock at any time outstanding until all accrued but unpaid dividends upon all Series A Convertible Preferred Stock then outstanding shall have been paid. Within 30 days following the occurrence of any Change of Control, notice by first class mail, postage prepaid, shall be given to the holders of record of the Series A Convertible Preferred Stock, addressed to such stockholders at their last addresses as shown on the books of the Corporation. Such notice shall state: (A) that a Change of Control has occurred and that the holders of the Series A Convertible Preferred Stock have the right to require the Corporation to redeem all or a portion of their shares of Series A Convertible Preferred Stock at a purchase price in cash equal to the Change of Control Redemption Price on the date specified in such notice as the date of redemption (the "CHANGE OF CONTROL REDEMPTION DATE"), which date shall be a business day, specified in such notice, that is not earlier than 30 days or later than 60 days from the date of such notice, and the date by which holders must accept the Change of Control Offer; (B) the place or places of payment; (C) if applicable, the then effective Conversion Rate (as hereinafter defined); (D) that payment will be made upon presentation and surrender of the shares of Series A Convertible Preferred Stock; and (E) that on and after the Change of Control Redemption Date, dividends will cease to accrue on such shares so redeemed.

          (b) Any notice of a Change of Control Offer which is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the holder of the Series A Convertible Preferred Stock receives such notice; and failure to give such notice by mail, or any defect in such notice, to the holders of any shares shall not affect the validity of the proceedings for the redemption of any other shares of Series A Convertible Preferred Stock. On or within 20 business days after the Change of Control Redemption Date, as stated in such notice of a Change of Control Offer, each holder of shares of Series A Convertible Preferred Stock electing to accept such Change of Control Offer shall surrender the certificate (or certificates) evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Change of Control Redemption Price. If the holder elects to have redeemed fewer than all the shares represented by any such surrendered certificate (or certificates), a new certificate shall be issued representing the unredeemed shares.

          (c) If at any time the Corporation does not pay amounts sufficient to redeem all Series A Convertible Preferred Stock required to be redeemed by the Corporation at such time pursuant to Section 6(a), then such funds which are paid shall be applied to redeem such shares of Series A Convertible Preferred Stock as the

Corporation may select pro rata or by lot or in such other manner as the Board of Directors may determine.

          (d) As used herein, the following terms shall have the following meanings:

          (i) "AFFILIATE" of any specified person or entity means any other person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person or entity. For purposes of this definition, "CONTROL" (including, with correlative meanings, the terms "CONTROLLING," "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as used with respect to any person or entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person or entity, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the Voting Stock (as hereinafter defined) of an entity will be deemed to be control.

          (ii) "CHANGE OF CONTROL" means the occurrence of any of the following events:

                 (A) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), other than Steven S. Elbaum, or his Affiliates (the "PERMITTED HOLDERS"), becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power represented by the outstanding capital stock of the Corporation pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors (irrespective of whether or not at the time the stock of any other class shall or might have voting power by reason of the happening of any contingency) ("VOTING STOCK");

                 (B) the Corporation consolidates with, or merges with or into, another entity or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person or entity, or any entity consolidates with, or merges with or into, the Corporation, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Corporation is converted into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of the Corporation is not converted or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Corporation); or

                 (C) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders of the Corporation was approved by (x) a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved (as described in this clause (x) or in the following clause (y)) or (y) the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors then in office.

          Section 7.   CONVERSION.

          (a) At any time after the earlier to occur of (y) the consummation of the first public offering to stockholders of the Corporation of rights to purchase shares of Series A Convertible Preferred Stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, and
(z) March 31, 2004 (the earlier of such dates being hereinafter referred to as the "CONVERSION COMMENCEMENT DATE"), and prior to the Conversion Termination Date (as hereinafter defined), the holders of the Series A Convertible Preferred Stock may, upon surrender of the certificates therefor, convert any or all of their shares of Series A Convertible Preferred Stock into fully paid and nonassessable shares of Common Stock and such other securities and property as hereinafter provided. On and after the Conversion Termination Date, the Series A Convertible Preferred Stock shall not be convertible into Common Stock or any other securities or property. As used herein, the "CONVERSION TERMINATION DATE" shall mean the close of business on the earlier to occur of: (i) the date which is 10 days preceding the date fixed for the redemption of the Series A Convertible Preferred Stock in any notice of redemption given pursuant to the provisions of Section 5 or 6 hereof if there is no default in payment of the Change of Control Redemption Price and (ii) December 21, 2009.

          (b) After the Conversion Commencement Date, the Corporation may, at its option, cause the Series A Convertible Preferred Stock to be mandatorily converted into fully paid and nonassessable shares of Common Stock and such other securities and property as hereinafter provided if the Common Stock is listed on the New York Stock Exchange or the American Stock Exchange or is traded in the Nasdaq National Market System and the average Closing Price (as hereinafter defined) of a share of Common Stock, for any 20 consecutive trading days (the "20-DAY PERIOD"), shall have equaled or exceeded 300% of the Conversion Price (as hereinafter defined). If the Corporation elects to cause the mandatory conversion of the Series A Convertible Preferred Stock into Common Stock as provided herein, the Corporation shall, within 15 days after the end of the 20-Day Period, send notice thereof by first class mail, postage prepaid, to the holders of record of the Series A Convertible Preferred Stock, addressed to such stockholders at their last addresses as shown on the books of the Corporation. Each such notice shall specify that the Series A Convertible Preferred Stock has been converted into Common Stock, that no payment will be made in respect of accrued but unpaid dividends, and that on and after the date of such notice, all rights of the Series A Convertible Preferred Stock, other than the right to convert such shares into Common Stock, shall cease. Any notice which is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the holder of the Series A Convertible Preferred Stock receives such notice; and failure to give such notice by mail, or any defect in such notice, to the holders of any shares shall not affect the validity of the conversion of the shares of Series A Convertible Preferred Stock.

          (c) Each share of Series A Convertible Preferred Stock shall be convertible at the office of any transfer agent for the Series A Convertible Preferred Stock, and at such other office or offices, if any, as the Board of Directors may designate, into that number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) as shall be equal to the Conversion Rate, determined as hereinafter provided, in effect at the time of conversion. Shares of Series A Convertible Preferred Stock may initially be converted into full shares of Common Stock at the rate of 691 shares of Common Stock for each share of Series A Convertible Preferred Stock subject to adjustment as hereinafter provided (the "CONVERSION RATE"). Notwithstanding anything in this Section 7 to the contrary, no change in the Conversion Rate shall actually be made until the cumulative effect of the adjustments called for by this Section 7 since the date of the last change in the Conversion Rate would change the Conversion Rate by more than 1%. However, once the cumulative effect would result in such a change, the Conversion Rate shall actually be changed to reflect all adjustments called for by this Section 7 and not previously made. "CONVERSION PRICE" shall mean the quotient determined by dividing $380.00 by the Conversion Rate.

          (d) Except as described below, no payment or adjustment is to be made on conversion for accrued and unpaid dividends on the Series A Convertible Preferred Stock or for dividends on the Common Stock issued on conversion. The holder of record of a share of Series A Convertible Preferred Stock on a record date with respect to the payment of a dividend on the Series A Convertible Preferred Stock will be entitled to receive a dividend on that share of Series A Convertible Preferred Stock on the corresponding dividend due date notwithstanding the conversion of the share after the record date or any default by the Corporation in the payment of the dividend on that dividend due date. Notwithstanding the foregoing, a share of Series A Convertible Preferred Stock surrendered for conversion during the period from the close of business on any record date for the payment of a dividend on the Series A Convertible Preferred Stock to the opening of business on the corresponding dividend due date (except a share of Series A Convertible Preferred Stock called for redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the dividend payable on such dividend due date. The dividend with respect to a share of Series A Convertible Preferred Stock called for redemption on a redemption date during the period from the close of business on a record date with respect to the payment of a dividend on the Series A Convertible Preferred Stock to the opening of business on the corresponding dividend due date will be payable on that dividend due date to the holder of record of such share on such dividend record date notwithstanding the conversion of the share of Series A Convertible Preferred Stock after the record date and prior to the dividend due date, and the holder converting such share of Series A Convertible Preferred Stock need not include a payment of such dividend amount upon surrender of such share of Series A Convertible Preferred Stock for conversion. Holders of record of shares of Series A Convertible Preferred Stock on a record date with respect to the payment of a dividend on the Series A Convertible Preferred Stock who convert their shares on or after the corresponding dividend due date will receive the dividend payable by the Corporation on that date and need not include payment in the amount of the dividend upon surrender of such shares for conversion.

          (e) The right of the holders of Series A Convertible Preferred Stock to convert their shares shall be exercised by surrendering for such purpose to the Corporation or its agent, as provided above, certificates representing shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer and a notice of conversion. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery upon conversion of shares of Common Stock or other securities or property in a name other than that of the holder of the shares of the Series A Convertible Preferred Stock being converted, and the Corporation shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of any such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

          (f) The Corporation (and any successor corporation) shall take all action necessary so that a number of shares of the authorized but unissued Common Stock (or common stock in the case of any successor corporation) sufficient to provide for the conversion of the Series A Convertible Preferred Stock outstanding upon the basis hereinbefore provided are at all times reserved by the Corporation (or any successor corporation), free from preemptive rights, for such conversion, subject to the provisions of Section 7(g). If the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Series A Convertible Preferred Stock shall be convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Series A Convertible Preferred Stock on the new basis.

          (g) In case of any consolidation or merger of the Corporation with any other entity or in case of any sale or transfer of all or substantially all of the assets of the Corporation, or in the case of any share exchange, in each case pursuant to which all of the outstanding shares of Common Stock are converted into or exchanged for other securities, cash or other property, the Corporation shall make appropriate provision or cause appropriate provision to be made so that each holder of shares of

Series A Convertible Preferred Stock then outstanding shall have the right thereafter (in lieu of the right to convert into Common Stock, which right shall cease) to convert such shares of Series A Convertible Preferred Stock into the kind and amount of securities, cash or other property receivable upon such consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such shares of Series A Convertible Preferred Stock could have been converted immediately prior to the effective date of such consolidation, merger, sale, transfer or share exchange. If, in connection with any such consolidation, merger, sale, transfer or share exchange, each holder of shares of Common Stock is entitled to elect to receive either securities, cash or other property upon completion of such transaction, the Corporation shall provide or cause to be provided to each holder of Series A Convertible Preferred Stock the right to elect the securities, cash (other than by the exercise of appraisal rights) or other property into which the Series A Convertible Preferred Stock held by such holder shall be convertible after completion of any such transaction on the same terms and subject to the same conditions applicable to holders of the Common Stock (including, without limitation, notice of the right to elect, limitations on the period in which such election shall be made and the effect of failing to exercise the election). The Corporation shall not effect any such transaction unless the provisions of this Section 7(g) have been complied with. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

          (h) Upon the surrender of certificates representing shares of Series A Convertible Preferred Stock, the person converting shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, and all rights with respect to the shares surrendered shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other property as herein provided (including the provisions of Section 7(d)).

          (i) No fractional shares of Common Stock shall be issued upon conversion of Series A Convertible Preferred Stock but, in lieu of any fraction of a share of Common Stock which would otherwise be issuable in respect of the aggregate number of such shares surrendered for conversion at one time by the same holder, the Corporation shall pay in cash an amount equal to the product of
(i) the Closing Price (as hereinafter defined) of a share of Common Stock on the last trading day before the conversion date and (ii) such fraction of a share. The "CLOSING PRICE" for each day for any security shall be the last reported sales price regular way or, in case no sale takes place on such day, the average of the closing bid and asked prices regular way on such day, in either case as reported on the principal national securities exchange on which such security is listed or admitted to trading, or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq National Market, or, if not admitted for quotation on the Nasdaq National Market, the average of the high bid and low asked prices on such day as recorded by the Nasdaq Stock Market, or, if the Nasdaq Stock Market shall not have reported any bid and asked prices for such security on such day, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation for such purpose, or, if no such bid and asked prices can be obtained from any such firm, the fair market value of such security on such day as determined in good faith by the Board of Directors. Such determination by the Board of Directors shall be conclusive.

          (j) The Conversion Rate shall be adjusted from time to time under certain circumstances, subject to the provisions of Section 7(c), as follows:

          (i) In case the Corporation shall (A) pay a dividend or make a distribution on its Common Stock in shares of its capital stock, (B) subdivide its outstanding Common Stock into a greater number of shares, (C) combine the shares of its outstanding Common Stock into a smaller number of shares, or (D) issue by reclassification of its Common Stock any shares of its capital stock, then in each such case the Conversion Rate in effect immediately prior thereto shall be proportionately adjusted so that the holder of any Series A Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive, to the extent permitted by applicable law, the number and kind of shares of capital stock of the Corporation which it would have owned or have been entitled to receive after the happening of such event had such Series A Convertible Preferred Stock been converted immediately prior to the record date for such event (or if no record date has been established in connection with such event, the effective date for such action). An adjustment pursuant to this Section 7(j)(i) shall become effective immediately after the record date in the case of a stock dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

          (ii) In case the Corporation shall issue rights or warrants to all holders of the Common Stock entitling such holders to subscribe for or purchase Common Stock on the record date referred to below at a price per share less than the average of the daily Closing Prices of the Common Stock for the 30 consecutive trading days commencing 45 trading days before such record date (the "CURRENT MARKET PRICE"), then in each such case the Conversion Rate in effect on such record date shall be adjusted in accordance with the formula

          C(SUB 1) = C X   O   +   N
                           ---------
                           O + N X P
                               -----
                                 M

where

     c1 = the adjusted Conversion Rate.

     C  = the current Conversion Rate (immediately preceding the record date).

     O  = the number of shares of Common Stock outstanding on the record date.

     N = the number of additional shares of Common Stock issuable pursuant to the exercise of such rights or warrants.

     P =  the exercise price per share of such rights or warrants.

     M = the Current Market Price per share of Common Stock on such record date.

Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. If any of such rights or warrants are not so issued or expire or terminate before being exercised, the Conversion Rate then in effect shall be readjusted appropriately.

          (iii) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Junior Stock or Parity Stock evidences of its indebtedness or assets (including cash or securities, but excluding any warrants or subscription rights referred to in Section 7(j)(ii), rights to purchase Series A Convertible Preferred Stock, any ordinary dividend paid in cash out of the retained earnings of the Corporation and any dividend or distribution referred to in Section 7(j)(i)), then in each such case the Conversion Rate then in effect shall be adjusted in accordance with the formula

          C(SUB 1) = C X       M
                           ---------
                              M-F

where

     c(SUB 1) = the adjusted Conversion Rate.

     C  =       the current Conversion Rate (immediately preceding the record date for such distribution).

     M  =       the Current Market Price per share of Common Stock with respect to the record date mentioned below.

     F  =       the aggregate amount of such cash dividend and/or the fair market value on such record date of the assets or securities to be distributed divided by the number of shares of Common Stock outstanding on the record date. In the case of securities, the fair market value shall be the average of the daily Closing
                Price for the 30 trading days preceding such record date (or such fewer number of days for which there shall be a recognized trading market); provided, however, that if there shall not be any recognized trading market for such securities until after such record date, the fair market value shall be the average of the daily

                Closing Price for the 10 trading days following such record date. In all other cases, the Board of Directors shall determine such fair market value, which determination shall be conclusive.

Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution.

          (iv) All calculations hereunder shall be made to the nearest cent or to the nearest 1/100 of a share, as the case may be.

          (v)    If at any time as a result of an adjustment made pursuant to
     Section 7(j)(i), the holder of any Series A Convertible Preferred Stock thereafter surrendered for conversion shall become entitled to receive securities, cash or assets other than Common Stock, the number or amount of such securities or property so receivable upon conversion shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Section 7(j)(i) to (iv), inclusive.

          (k) Except as otherwise provided above in this Section 7, no adjustment in the Conversion Rate shall be made in respect of any conversion for share distributions or dividends theretofore declared and paid or payable on the Common Stock.

          (l) Whenever the Conversion Rate is adjusted as herein provided, the Corporation shall send to each transfer agent for the Series A Convertible Preferred Stock and the Common Stock, and to the principal securities exchange, if any, on which the Series A Convertible Preferred Stock or the Common Stock is traded, or the Nasdaq National Market if the Series A Convertible Preferred Stock or Common Stock is admitted for quotation thereon, a statement signed by the Chairman of the Board, the President or any Vice President of the Corporation and by its Treasurer or its Secretary or Assistant Secretary stating the adjusted Conversion Rate determined as provided in this Section 7, and any adjustment so evidenced, given in good faith, shall be binding upon all stockholders and upon the Corporation. Whenever the Conversion Rate is adjusted, the Corporation will give notice by mail to the holders of record of Series A Convertible Preferred Stock, which notice shall be made within 45 days after the effective date of such adjustment and shall state the adjustment and the Conversion Rate. Notwithstanding the foregoing notice provisions, failure by the Corporation to give such notice or a defect in such notice shall not affect the binding nature of such corporate action of the Corporation.

          (m) Whenever the Corporation shall propose to take any of the actions specified in Section 7(g) or in Section 7(j)(i), (ii) or (iii) which would result in any adjustment in the Conversion Rate under this Section 7, the Corporation shall use its best efforts to cause a notice to be mailed, at least 20 days prior to the date on which the books of the Corporation will close or on which a record will be taken for such action, to the holders of record of the outstanding Series A Convertible Preferred Stock on the date of such notice. Such notice shall specify the action proposed to be taken by the Corporation and the date as of which holders of record of the Common Stock shall participate in any such actions or be entitled to exchange their Common Stock for securities or other property, as the case may be. Failure by the Corporation to mail the notice or any defect in such notice shall not affect the validity of the transaction.

          (n) Notwithstanding any other provision of this Section 7, no adjustment in the Conversion Rate need be made (i) for a transaction referred to in Section 7(j)(i), (ii) or (iii) if holders of Series A Convertible Preferred Stock are to participate in the transaction or distribution on a basis and with notice that the Board of Directors reasonably determines such transaction to be fair to the holders of the Series A Convertible Preferred Stock and appropriate in light of the basis on which holders of Common Stock or, in the case of a transaction referred to in Section 7(j)(iii), holders of Junior Stock participate in the transaction; (ii) for sales of Common Stock pursuant to a plan for reinvestment of dividends and interest, provided that the purchase price in any such sale is at least equal to 90% of the fair market value of the Common Stock at the time of such purchase, or pursuant to any plan adopted by the Corporation for the benefit of its employees, directors or consultants;
(iii) for a change in par value of the Common Stock not involving a subdivision or combination described in Section 7(j)(i)(B) or 7(j)(i)(C); or (iv) after the Series A Convertible Preferred Stock becomes convertible solely into cash by reason of an adjustment pursuant to Section 7(g).

          Section 8.   VOTING RIGHTS.

          (a) Each share of Series A Convertible Preferred Stock issued and outstanding shall have the number of votes equal to the number of shares of Common Stock into which it is then convertible or would then be convertible but for the limitations on conversion set forth in the first sentence of Section 7(a). The holders of Series A Convertible Preferred Stock and the holders of Common Stock shall vote together as one class upon all matters submitted to stockholders for a vote.

          (b) The affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Series A Convertible Preferred Stock, voting separately as a class, will be required for (i) the issuance of any Senior Stock; (ii) the consolidation or merger of the Corporation with any other entity or the sale or other disposition of all or substantially all of the assets of the Corporation to any person or entity or (iii) any amendment, alteration or repeal of this Certificate of Designation if such amendment, alteration or repeal materially and adversely affects the powers, preferences or special rights of the Series A Convertible Preferred Stock. The creation, authorization or issuance of any shares of any Junior Stock or Parity Stock or the increase or decrease in the amount of authorized capital stock of any class, including preferred stock, shall not require the consent of holders of the Series A Convertible Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of shares of Series A Convertible Preferred Stock.

     IN WITNESS WHEREOF, The Alpine Group, Inc. has caused this certificate to be signed by a duly authorized officer this 20th day of June, 2003.

                                       THE ALPINE GROUP, INC.


                                       By /s/ Steven S. Elbaum
                                          Name:  Steven S. Elbaum
                                          Title: Chairman of the Board and
                                                    Chief Executive Officer